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                                                                    Exhibit 99.1



FROM:  Sierra Pacific Resources                       TO:  PR Newswire, US1

       ANALYST CONTACTS:
       Rich Atkinson   775-834-5640
       Vicki Erickson 775-834-5646

       MEDIA CONTACT:
       Karl Walquist    775-834-3891

Aug. 14, 2002 (5 a.m. PDT)

SIERRA PACIFIC RESOURCES REPORTS QUARTERLY FINANCIAL RESULTS

     Las Vegas, Nev. - Sierra Pacific Resources (NYSE: SRP) today reported a consolidated second quarter loss of $41.9 million, or $(0.41) per share, compared with net income of $54.0 million, or $0.69 per share, in the same prior-year quarter.

     The largest factor impacting the 2002 second quarter results was a one-time charge related to the disallowance of $53.1 million in power costs paid from December 2000 through November 2001 by Sierra Pacific Power, the company's electric utility in northern Nevada. Other contributing factors to the decline included cooler weather in May and energy conservation by customers that resulted in lower demand.

     For the second quarter, the Sierra Pacific Power subsidiary had a loss of $34.9 million, compared with net income of $29.5 million in the second quarter of 2001. Nevada Power Company, the company's utility in southern Nevada, earned $5.7 million, compared with $33.1 million in the same period a year ago, on a stand-alone basis (excluding the equity in the earnings losses of the parent company).

     Walt Higgins, Sierra Pacific Resources' chairman, president and chief executive officer, said: "We are pleased that Nevada Power Company returned to profitability

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during the second quarter, particularly as a precursor to the third quarter which is traditionally a period of peak demand for our company. Except for the one-time charges related to the Sierra Pacific Power deferred energy case disallowance, both Sierra Pacific Power and our company overall would have been profitable.

     For the first half of the year, Sierra Pacific Resources had a net loss of $347.4 million, compared with a loss of $29.4 million for the comparable period in 2001. The primary cause for the 2002 loss was the March 29 disallowance of $434.1 million in deferred energy costs for Nevada Power Company.

     During the recently concluded quarter, residential electric revenues decreased at Nevada Power by 3.3 percent compared to the same quarter in 2001 because of cooler weather. Second quarter commercial and industrial revenues increased by 8.1 percent and 14.2 percent, respectively, due in part to increases in rates and customer growth.

     Electric revenues for Sierra Pacific Power residential, commercial and industrial customers for the second quarter fell by 4.1 percent, 2.5 percent and
8.2 percent, respectively, compared with the same quarter in 2001. This resulted from cooler weather in May and a rate decrease for residential customers effective on June 1, 2002.

WEBCAST SCHEDULED

     Senior management with Sierra Pacific will discuss the second quarter financial results during a live webcast on Wednesday, Aug. 14, 7 a.m. Pacific Standard Time. Interested parties can access the webcast with the following link: Http://www.on24.cmo/clients/default/aujdioevent.html?eventid=759. The webcast will also be accessible on the Sierra Pacific Resources' website at Http://www.sierrapacificresources.com/investors/news/. To listen to a recording of the

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webcast by telephone, call 1-888-211-2648. Use conference ID number 2174001 to access the recording. The recording will be available approximately two hours after the conclusion of the webcast.

     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power, the electric utility for most of southern Nevada; Sierra Pacific Power, the electric utility for most of northern Nevada and the Lake Tahoe area of California also distributes natural gas in the Reno-Sparks area of northern Nevada; and the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership.

This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, further unfavorable rulings in pending and future rate cases, the ability of the Company to access capital markets in light of recent ratings downgrades, whether suppliers will continue to honor existing power and fuel supply contracts, whether long-term power costs can be lowered through negotiation or administrative proceedings, weather conditions during the summer of 2002 and beyond, operating hazards, uninsured risks and changes in energy-related federal or state legislation and regulations. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filed with the SEC. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



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Financial Highlights:

SIERRA PACIFIC RESOURCES
Financial Highlights
(In thousands, except for per share amount)

                                                      SRP                         NPC                      SPP
                                             ----------------------     ---------------------     ---------------------
SECOND QUARTER 2002                            2002         2001           2002        2001         2002          2001
                                               ----         ----           ----        ----         ----          ----
Revenues                                     $700,854    $1,148,073     $477,059     $808,441     $222,209      $334,562
Operating Expenses                            680,955     1,069,779      446,897      752,399      237,027       316,120
Net Income (Loss) Available for Common(1)     (41,916)       54,035        5,655       33,050      (34,926)       29,458
Net Loss Per Share
                                             $  (0.41)   $     0.69           --           --           --            --
Net Income (Loss) Contribution Per Share           --            --     $   0.06     $   0.42     $  (0.34)     $   0.38
SRP Weighted Average Shares Outstanding       102,111        78,491      102,111       78,491      102,111        78,491


Notes:

(1)  Does not include Sierra Pacific Equity in Losses for NPC